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Exhibit 99.2

Overstock.com, Inc. Announces Closing of Sale of $100 Million of
3.75% Senior Convertible Notes Due 2011

        SALT LAKE CITY, Nov 23, 2004—Overstock.com, Inc. (Nasdaq: OSTK) today announced the closing of its sale of $100 million principal amount of its 3.75% senior convertible notes due 2011 in a private offering. The sale resulted in net proceeds to the Company of approximately $97.0 million, before certain expenses of the offering. Overstock.com has granted to the initial purchasers an option to purchase up to an additional $20 million principal amount of notes.

        The notes are convertible, at the option of the holders, into shares of Overstock.com's common stock at a conversion price of $76.23 per share, which is subject to adjustment upon certain events. At the initial conversion price, each $1,000 principal amount of notes is convertible into 13.1182 shares of Overstock.com's common stock. The initial conversion price represents a 32.5% premium over the closing sale price of Overstock.com's common stock on November 17, 2004, which was $57.53 per share.

        The notes will bear interest at a rate of 3.75% per annum, and will be general, unsecured obligations of Overstock.com.

        Overstock.com expects to use the net proceeds from the offering for working capital requirements and general corporate purposes. In addition, a portion of the proceeds may be used to acquire complementary technologies or businesses. However, Overstock.com currently has no commitments or agreements and is not involved in any negotiations with respect to any such transactions.

        The offering of the notes was made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The securities offered were not registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

        This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include Overstock.com's intended use of proceeds of the sale of notes. Overstock.com's business is subject to the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and all of our subsequent filings with the Securities and Exchange Commission. Overstock.com's annual, quarterly and other filed reports are available over the Internet at the SEC's web site at http://www.sec.gov.

Media, Scott Blevins, +1-801-947-3133, sblevins@overstock.com, or Investors, Kathryn Huang Hadley, +1-801-947-3282, khuang@overstock.com, both of Overstock.com, Inc.

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Overstock.com, Inc. Announces Closing of Sale of $100 Million of 3.75% Senior Convertible Notes Due 2011